Rule 10f-3 Transactions


Fund Name:               	 Omega Growth Fund
Security Description:    	PENUMBRA INC, PEN
Trade Date:              	09/18/15
Affiliated Principal
 Underwriter:            	Wells Fargo Securities
Executing Broker:        	JP Morgan
Purchase Price:          	$30.000
Shares/Par:              	11,550
Underwriting Concession: 	7.000%

Fund Name:               	 Growth Fund
Security Description:    	PENUMBRA INC, PEN
Trade Date:              	09/18/15
Affiliated Principal
 Underwriter:            	Wells Fargo Securities
Executing Broker:        	JP Morgan
Purchase Price:          	$30.000
Shares/Par:              	353,310
Underwriting Concession: 	7.000%